Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR SECOND QUARTER

Newport, New Hampshire – July 16, 2007– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the six months ended June 30, 2007 of $2,104,564, or $0.48 per share (assuming dilution) compared to $2,757,917, or $0.64 per share (assuming dilution) for the first six months of 2006, a decrease of 23.69%. For the second quarter ended June 30, 2007, net income totaled $1,079,955, or $.24 per share (assuming dilution) compared to $1,387,204, or $.32 per share (assuming dilution) for the same period in 2006, a decrease of 22.15%. The Company’s returns on average assets and equity for the six months ended June 30, 2007 were 0.63% and 9.26%, respectively, compared to 0.85% and 12.50%, respectively, for the same period in 2006. On June 1, 2007, NHTB closed the acquisition of First Brandon National Bank (“First Brandon”), and merged First Brandon with and into Lake Sunapee Bank, fsb.

The $653,353 decrease in net income for the six months ended June 30, 2007 reflects a decrease of $687,842 in net interest and dividend income, due to continuing margin compression and a slowing housing market. The decrease in net income for the six months ended June 30, 2007 was also caused by an increase of $793,368 in noninterest expense, due in part to the opening of two new branch offices and the consummation of the First Brandon acquisition. An increase in noninterest income for the six months ended June 30, 2007, in the amount of $443,366 partially due to increases in customer service fees, helped to offset the above decreases. The $307,249 decrease in net income for the quarter ended June 30, 2007 reflects a decrease of $50,342 in net interest and dividend income, as well as an increase in noninterest expense in the amount of $585,423. Sharp increases in the Bank’s cost of funds, as customers opted for higher yielding time deposits, reduced the Bank’s interest rate margin to 2.96% at June 30, 2007, from 3.29% at June 30, 2006. Total loan production for the six months ended June 30, 2007 amounted to $101,624,756, compared to $103,954,444 for the six months ended June 30, 2006

Total assets amounted to $757,758,623 at June 30, 2007, compared to $670,965,558 at June 30, 2006, an increase of $86,793,065, including approximately $104 million from the First Brandon acquisition. Loans held in portfolio increased by $76,628,139, or 15.57%, including approximately $67 million from the First Brandon acquisition, to $568,670,347 at June 30, 2007, from $492,042,208 at June 30, 2006. Total deposits increased by $104,680,029, or 23.20%, including approximately $91.6 million from the First Brandon acquisition to $555,805,037 at June 30, 2007 from $451,125,008 at June 30, 2006. Advances from the Federal Home Loan Bank (FHLB) decreased by $39,880,343 from June 30, 2006, to $100,119,657 at June 30, 2007, as the Bank utilized the proceeds from deposit inflows to fund maturing FHLB advances as part of a de-leveraging strategy.

Shareholders’ equity of $61,830,333, including approximately $15 million from the First Brandon acquisition, resulted in a book value of $12.21 per share at June 30, 2007, based on 5,065,528 shares of common stock outstanding, an increase of $1.07 per share from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per share is payable on July 31, 2007 to shareholders of record as of July 24, 2007.

On April 16, 2007, NHTB announced that it had entered into a definitive agreement to acquire First Community Bank (“First Community”) for approximately $15.5 million in cash and stock, and thereby further expand NHTB’s New Hampshire-based banking franchise into the State of Vermont. First Community will merge with and into NHTB’s subsidiary bank, Lake Sunapee Bank, fsb. First Community operates 5 branches located in Woodstock, Killington and Rutland, Vermont and has over $83.4 million in assets. The acquisition is expected to close during the fourth quarter of 2007 and is subject to First Community’s shareholders’ approval, as well as customary regulatory approvals. The acquisition of First Community will create a combined company with approximately $841.0 million in assets and 29 branches in New Hampshire and Vermont.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty four offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and Brandon, Pittsford, and West Rutland, Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Interest and Dividend Income	$9,173,962	$8,215,249	$17,984,596	$16,182,751
Interest Expense	4,490,343	3,481,288	8,969,864	6,480,177
Net Interest and Dividend Income	4,683,619	4,733,961	9,014,732	9,702,574
Provision for Loan Losses	38,000	68,500	45,000	108,776
Noninterest Income	1,635,487	1,444,097	3,165,636	2,722,270
Noninterest Expense	4,681,258	4,095,835	9,005,571	8,212,203
Net Income	1,079,955	1,387,204	2,104,564	2,757,917
Earnings Per Common Share, basic (1)	$0.24	$0.33	$0.49	$0.65
Earnings Per Common Share, assuming dilution (1) (2)	$0.24	$0.32	$0.48	$0.64
Dividends Declared (1)	$0.13	$0.13	$0.26	$0.25

	As of 6/30/07	As of 6/30/06
Total Assets	$757,758,623	$670,965,558
Loans receivable, net	568,670,347	492,042,208
Securities	102,075,155	106,750,017
Total Deposits	555,805,037	451,125,008
Federal Home Loan Bank Advances	100,119,657	140,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	61,830,333	46,962,297
Book Value of Shares Outstanding	12.21	11.14
Tier I Core Capital to Assets	7.75%	8.04%
Shares Outstanding	5,065,528	4,214,980
Return on Average Assets	0.63%	0.85%
Return on Average Equity	9.26%	12.50%
Non-performing Assets as a % of Total Assets	0.15%	0.08%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice; (10) The Company may fail to successfully integrate the business of First Community, or to integrate them in a timely manner; (11) The Company may fail to achieve anticipated cost savings, or to achieve savings in a timely manner; (12) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (13) The Company or First Community may fail to obtain governmental approvals without adverse regulatory condition; and (14) The Company and First Community may fail to obtain required shareholder approval. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

In addition, The Company and First Community filed a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders of First Community are urged to read the registration statement, the proxy statement/prospectus and all other documents, which have been filed with the SEC, and any amendments or supplements to those documents, because they contain important information, which you should consider before making any decision regarding the merger. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about NHTB and First Community, at the SEC’s web site, http://www.sec.gov, and NHTB’s web site, http://www.lakesunbank.com.

Copies of the relevant proxy statement/prospectus can be also obtained without charge by directing a request to New Hampshire Thrift Bancshares, Inc., 9 Main Street, PO Box 9, Newport, NH 03773 or to First Community Bank, 1 Bond Street, Woodstock, Vermont 05091.

First Community and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Community in connection with the merger. Information about the directors and officers of First Community and ownership of First Community common stock, and the interests of such participants may be obtained by reading the proxy statement/prospectus.